Exhibit 99.1

Contact: Kevin Bordosky Senior Director, Investor Relations (281) 647- 4035

Diamond Offshore Reports Second Quarter 2022 Results and Announces $610 Million in New Contract Awards

•	Ocean GreatWhite Awarded Contract

•	Three Other Rigs Secure Additional Backlog

•	18% Increase in Contract Drilling Revenue and $26m Increase in EBITDA

HOUSTON, August 9, 2022 — Diamond Offshore Drilling, Inc. (NYSE: DO) today reported the following results for the second quarter of 2022:

	Three Months Ended
Thousands of dollars, except per share data	June 30, 2022	March 31, 2022
Total revenues	$205,702	$186,239
Operating loss	(9,763)	(33,916)
Adjusted EBITDA	15,245	(11,008)
Net loss	(21,929)	(34,354)
Loss per diluted share	$(0.22)	$(0.34)

Diamond Offshore also announced contract awards for the harsh environment semisubmersible Ocean GreatWhite in the U.K. North Sea, the semisubmersible Ocean Apex in Australia, and two 7th generation drillships - the Ocean BlackHornet and a Diamond-managed rig - in the U.S. Gulf of Mexico. These new contracts added approximately $610 million of backlog for the Company. The new contracts are in addition to the $995 million of backlog reported as of July 1, 2022.

Bernie Wolford, Jr., President and Chief Executive Officer, commented, “We are pleased to announce these significant backlog additions. The contract for the Ocean GreatWhite is a testament to the capabilities of this high-specification harsh environment asset and comes at a time when energy security and longer-term demand in the sector are increasingly visible. With the rig now contracted, we will have three assets working in the UK sector of the North Sea, allowing us to better serve our customer base while growing our presence in an established market.”

The Ocean GreatWhite was awarded five wells, with an estimated duration of 300 days. Contract commencement is expected in the first quarter of 2023. Total contract value of the committed scope is approximately $80 million. The contract also includes priced options for up to eight additional wells.

The Ocean Apex has been awarded three new contracts for work on the Northwest Shelf of Australia. The first new award commences in the second quarter of 2023, with an estimated duration of 75 days. The second award is also for an estimated duration of 75 days, commencing in direct continuation of the previous award. The third award has an estimated duration of 150 days with a commencement in 2024. The combined awards add approximately $90 million of backlog to the Ocean Apex. Wolford added, “A potential fourth new contract currently under negotiation would fill out the remaining availability in 2023, and combined, keep the rig fully contracted until late 2024.”

The Ocean BlackHornet has secured a two-year extension with its current client in the U.S. Gulf of Mexico in direct continuation of the rig’s current term. The two-year extension will keep the rig working until early 2025. Total contract value for the extension is approximately $290 million.

A Diamond-managed rig has been extended by its current client for work in the U.S. Gulf of Mexico for an additional one-year term in direct continuation of the rig’s current term. The contract value for this extension is approximately $150 million.

Wolford noted, “With improved dayrates and approximately 75% of 2023 marketed capacity contracted, we have an opportunity to earn considerably higher margins in 2023. I would like to thank everyone involved in securing this backlog, as these awards are a testament to the class-leading Diamond Offshore brand, our unwavering commitment to HSE, and the hard-working people who contribute to the Diamond Difference.”

Second Quarter Results

Contract drilling revenue for the second quarter totaled $177 million compared to $150 million in the first quarter of 2022. The increase in revenue was primarily driven by the Ocean Apex returning to active service under a new contract that commenced in May 2022, completion of shipyard stays for the Ocean Endeavor and Ocean Patriot, and a full quarter of drilling operations for the Auriga. Contract drilling expense for the second quarter was relatively flat at $142 million compared to $145 million in the first quarter of 2022. During the quarter, the Company continued to perform in an exceptional manner, achieving revenue efficiency of 96.3%.

Operational Highlights

After eight years of continuous and exceptional performance, the Ocean BlackHawk completed its inaugural contract in the U.S. Gulf of Mexico. The rig has now mobilized to Senegal to join the Ocean BlackRhino. The Ocean Apex returned to work in May and the Ocean Monarch completed its contract and was cold stacked.

Notably, three of the Company’s rigs reached significant safety milestones this quarter, each achieving three years without a recordable incident.

Liquidity and Outlook

As of June 30, 2022, Diamond Offshore had total liquidity of $339 million, comprised of $43 million of unrestricted cash and $296 million of available capacity on its revolving credit facility and delayed draw First Lien Notes.

Commenting on the outlook for the offshore drilling market, Wolford concluded, “The market continues to improve, as reflected by our recent fixtures for both semisubmersibles and drillships across multiple regions. Visible demand, energy security concerns, and tight supply could lead to sustainable demand for our drilling services for years to come.”

CONFERENCE CALL

A conference call to discuss Diamond Offshore’s earnings results has been scheduled for 8:00 a.m. CDT on Wednesday, August 10, 2022. A live webcast of the call will be available online on the Company’s website, www.diamondoffshore.com. Participants who want to join the call via telephone or want to participate in the question and answer session may register here to receive the dial-in numbers and unique PIN to access the call. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing innovation, thought leadership and contract drilling services to solve complex deepwater challenges around the globe. Additional information and access to the Company’s SEC filings are available at http://www.diamondoffshore.com/.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, any statement that may project, indicate or imply future results, events, performance or achievements, including statements relating to future financial results; future recovery in the offshore contract drilling industry; expectations regarding the Company’s plans, strategies and opportunities; expectations regarding the Company’s business or financial outlook; future borrowing capacity and liquidity; expected utilization, dayrates, revenues, operating expenses, rig commitments and availability, cash flows, contract status, terms and duration, contract backlog, capital expenditures, insurance, financing and funding; the effect, impact, potential duration and other implications of the ongoing COVID-19 pandemic; the impact of our emergence from bankruptcy; the offshore drilling market, including supply and demand, customer drilling programs, repricings, stacking of rigs, effects of new rigs on the market and effect of the volatility of commodity prices; expected work commitments, awards and contracts; future operations; increasing regulatory complexity; general market, business and industry conditions, trends and outlook; and general political conditions, including political tensions, conflicts and war. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of certain of the risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in Item 1A “Risk Factors” in the Company’s most recent annual report on Form 10-K and the Company’s other reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.diamondoffshore.com. These risk factors include, among others, risks associated with worldwide demand for drilling services, levels of activity in the oil and gas industry, renewing or replacing expired or terminated contracts, contract cancellations and terminations, maintenance and realization of backlog, competition and industry fleet capacity, impairments and retirements, operating risks, litigation and disputes, permits and approvals for drilling operations, the COVID-19 pandemic and related disruptions to the global economy, supply chain and normal business operations across sectors and countries, changes in tax laws and rates, regulatory initiatives and compliance with governmental regulations, casualty losses, and various other factors, many of which are beyond the Company’s control. Given these risk factors and other considerations, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	June 30, 2022	March 31, 2022
Revenues:
Contract drilling	$176,879	$150,252
Revenues related to reimbursable expenses	28,823	35,987

Total revenues	205,702	186,239

Operating expenses:
Contract drilling, excluding depreciation	142,150	144,902
Reimbursable expenses	28,554	35,613
Depreciation	25,693	26,952
General and administrative	19,753	16,732
Gain on disposition of assets	(685)	(4,044)

Total operating expenses	215,465	220,155

Operating loss	(9,763)	(33,916)
Other income (expense):
Interest income	—	1
Interest expense	(10,103)	(8,325)
Foreign currency transaction gain (loss)	1,607	(2,129)
Other, net	(47)	1,362

Loss before income tax (expense) benefit	(18,306)	(43,007)
Income tax (expense) benefit	(3,623)	8,653

Net loss	$(21,929)	$(34,354)

Loss per share, Basic and Diluted	$(0.22)	$(0.34)

Weighted-average shares outstanding, Basic and Diluted	100,108	100,075

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$42,897	$38,388
Restricted cash	14,727	24,341
Accounts receivable, net of allowance for credit losses	151,374	146,335
Prepaid expenses and other current assets	65,871	61,440
Asset held for sale	—	1,000

Total current assets	274,869	271,504
Drilling and other property and equipment, net of accumulated depreciation	1,159,535	1,175,895
Other assets	80,319	84,041

Total assets	$1,514,723	$1,531,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other current liabilities	$237,847	$232,762
Long-term debt	306,438	266,241
Noncurrent finance lease liabilities	140,087	148,358
Deferred tax liability	2,306	1,626
Other liabilities	104,193	114,748
Stockholders’ equity	723,852	767,705

Total liabilities and stockholders’ equity	$1,514,723	$1,531,440

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

Six Months Ended June 30,
2022
Operating activities:
Net loss	$(56,283)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	52,645
Loss on impairment of assets	—
Gain on disposition of assets	(4,729)
Deferred tax provision	(1,975)
Stock-based compensation expense	12,658
Contract liabilities, net	(20,870)
Contract assets, net	(3,348)
Deferred contract costs, net	(3,859)
Collateral deposits	17,464
Other assets, noncurrent	(443)
Other liabilities, noncurrent	428
Other	842
Net changes in operating working capital	(3,335)

Net cash provided by (used in) operating activities	(10,805)

Investing activities:
Capital expenditures	(32,353)
Proceeds from disposition of assets, net of disposal costs	5,788

Net cash used in investing activities	(26,565)

Financing activities:
Borrowings under credit facility	40,000
Principal payments of finance lease liabilities	(7,735)

Net cash provided by financing activities	32,265

Net change in cash, cash equivalents and restricted cash	(5,105)
Cash, cash equivalents and restricted cash, beginning of period	62,729

Cash, cash equivalents and restricted cash, end of period	$57,624

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATE, UTILIZATION AND REVENUE EFFICIENCY

(Dayrate in thousands)

TOTAL FLEET
Second Quarter 2022			First Quarter 2022
Average Dayrate (1)	Utilization (2)	Revenue Efficiency (3)	Average Dayrate (1)	Utilization (2)	Revenue Efficiency (3)
$228	57%	96.3%	$225	53%	89.1%

(1)

Average dayrate is defined as total contract drilling revenue for all of the rigs in our fleet (including managed rigs) per revenue-earning day. A revenue-earning day is defined as a 24-hour period during which a rig earns a dayrate after commencement of operations and excludes mobilization, demobilization and contract preparation days.

(2)	Utilization is calculated as the ratio of total revenue-earning days divided by the total calendar days in the period for all rigs in our fleet (including managed and cold-stacked rigs).

(3)	Revenue efficiency is calculated as actual contract drilling revenue earned divided by potential revenue, assuming a full dayrate is earned.

Non-GAAP Financial Measures (Unaudited)

To supplement the Company’s unaudited condensed consolidated financial statements presented on a basis in conformity with generally accepted accounting principles in the United States (GAAP), this press release provides investors with adjusted earnings before interest, taxes and depreciation and amortization (or Adjusted EBITDA), which is a non-GAAP financial measure. Management believes that this measure provides meaningful information about the Company’s performance by excluding certain items that may not be indicative of the Company’s ongoing operating results. This allows investors and others to better compare the Company’s financial results across previous and subsequent accounting periods and to those of peer companies and to better understand the long-term performance of the Company. Non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling expense, operating income or loss, cash flows from operations or other measures of financial performance prepared in accordance with GAAP.

Reconciliation of Loss Before Income Tax Benefit to Adjusted EBITDA:

(In thousands)

	Three Months Ended
	June 30, 2022	March 31, 2022
As reported loss before income tax (expense) benefit	$(18,306)	$(43,007)
Interest expense	10,103	8,325
Interest income	—	(1)
Foreign currency transaction (gain) loss	(1,607)	2,129
Depreciation	25,693	26,952
Gain on disposition of assets	(685)	(4,044)
Other, net	47	(1,362)

Adjusted EBITDA	$15,245	$(11,008)